Financial Investors Trust 485BPOS

Exhibit (d)(33)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into as of this 10th day of September 2019, by and between Emerald Mutual Fund Advisers Trust, a Delaware statutory trust (the “Adviser”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”), on behalf of the fund(s) listed in Appendix A hereto, each a series of the Trust (each, individually a “Fund” and collectively the “Funds”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.       Appointment of the Adviser. The Trust desires to employ each Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Declaration of Trust dated November 30, 1993, its Bylaws, and in such Fund’s Prospectus and the Statement of Additional Information as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Funds. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.       Delivery of Fund Documents. The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

a.	Declaration of Trust;

b.	Bylaws;

c.	Resolutions of the Board of Trustees of the Trust selecting the Adviser as investment adviser to each Fund and approving the form of this Agreement; and

d.	the Trust’s Form N-1A Registration Statement.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.        Services Provided by the Adviser. Subject to the supervision and direction of the Board, the Adviser will, either directly or through the engagement or retention from time to time of one or more sub-advisers (each, a “Sub-Adviser”): (a) act in strict conformity with the Trust’s Declaration of Trust, the Trust’s Bylaws, the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and use reasonable efforts to manage the Funds so that each Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; (b) manage the Funds and furnish a continual investment program for the Funds in accordance with each Fund’s investment objective and policies as described in the Fund’s Prospectus; (c) make investment decisions for each Fund; (d) provide each Fund with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for each Fund, what securities shall be held or sold by each Fund, and allocate assets (if so determined by the Adviser) of one or more Funds to separate sub-accounts of the approved Sub-Advisers, and determine what portion of each Fund’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board every quarter; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of each Fund. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Funds may hold. The appointment of Sub-Advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the appropriate Fund(s).

The Adviser will keep the Trust informed of developments materially affecting the Funds, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

4.        Allocation of Charges and Expenses. The Adviser will make available, without expense to the Trust or the Funds, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Funds. The Adviser will not be required to pay any investment advisory related expenses of the Funds other than those specifically allocated to the Adviser in this paragraph. In particular, but without limiting the generality of the foregoing, each Fund will be required to pay brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

5.        Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee with respect to each Fund, accrued daily at the rate of 1/365th (or 1/366th on any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month, in the amount set forth next to the name and the applicable breakpoint for such Fund on Appendix A times such Fund’s average daily net assets within each applicable breakpoint, less any amounts payable, over the same corresponding period, to the Adviser by any offshore subsidiary of the Fund pursuant to an investment advisory agreement between such offshore subsidiary and the Adviser.

6.        Services to other Accounts. The Trust understands that the Adviser acts as investment adviser to other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever a Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by a Fund or the size of the position purchased or sold by a Fund. In addition, the Trust understands that the persons employed by the Adviser to provide service to one or more Funds in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

7.        Brokerage and Avoidance of Conflicts of Interest. In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of securities for the appropriate Fund’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Funds the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

The parties agree that it is in the interests of each Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for each Fund with such brokers, subject to review by the Board from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to such Fund and/or other accounts over which the Adviser exercises investment discretion.

8.       Standard of Care; Limitation of Liability. The Adviser will exercise its best judgment in rendering the services described herein. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

9.        Proxy Voting and Other Corporate Matters. The Adviser will take any and all action and provide any and all advice with respect to the voting of securities held by each Fund in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time. The Adviser agrees to provide each Fund in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable such Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act. With the approval of a Fund, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in such Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of such Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of such Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to arrange for the payment of their reasonable fees, expenses and related costs from such Fund.

10.      Information and Reports. The Adviser shall keep each Fund informed of developments relating to its duties as Adviser of which the Adviser has, or should have, knowledge that would materially affect such Fund. In this regard, the Adviser shall provide each Fund and their respective officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as such Fund may from time to time reasonably request.

(a)       Prior to each regular meeting of the Board of the Funds, the Adviser shall provide the Board with reports regarding the Adviser’s management of each Fund during the most recently completed quarter, which reports: (i) shall include Adviser’s representation that its performance of its investment management duties hereunder is in compliance with the Funds’ investment objectives and policies as described in each Fund’s Prospectus, the 1940 Act and applicable rules and regulations under the 1940 Act, and the diversification and minimum “good income” requirements of Subchapter M under the Internal Revenue Code of 1986, as amended, and (ii) otherwise shall be in such form as may be mutually agreed upon by the Adviser and the Fund.

(b)        Each of the Adviser and each Fund shall provide the other party with a list, to the best of the Adviser’s or the applicable Fund’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Fund, as the case may be, and each of the Adviser and each Fund agrees promptly to update such list whenever the Adviser or a Fund becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(c)        The Adviser shall also provide each Fund with any information reasonably requested by such Fund regarding the Adviser’s management of the Fund’s assets required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by such Fund with the SEC.

11.      Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the 1940 Act. The Adviser shall notify the Funds in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable each Fund to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Adviser.

12.        Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants, and agrees that:

(a)       It is registered as an “investment adviser” under the Advisers Act.

(b)        It will maintain, keep current and preserve on behalf of the Funds all books and records responsibilities delegated to the Adviser, in the manner required or permitted by the 1940 Act and the rules thereunder. The Adviser agrees that such records are the property of the Fund, and shall be surrendered to each Fund promptly upon request. The Funds acknowledge that Adviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

(c)        It shall maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act and shall provide the Funds with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser acknowledges receipt of the written code of ethics adopted by and on behalf of each Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Adviser shall certify to the Funds that the Adviser has complied with the requirements of Rules 204A-1 and 17j-1 during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation has occurred or the code of ethics of a Fund, or if such a violation of its Code of Ethics has occurred, that appropriate action was taken in response to such violation. Annually, the Adviser shall furnish to the Funds a written report which complies with the requirements of Rule 17j-1 concerning the Adviser’s Code of Ethics. The Adviser shall permit the Funds to examine the reports required to be made by the Adviser under Rules 204A-1(b) and 17j-1(d)(1) and this subparagraph.

(d)        It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Adviser and its supervised persons, and, to the extent the activities of the Adviser in respect of one or more Funds could affect a Fund, by such Fund, of “federal securities laws” (as defined in Rule 38a-1 under the 1940 Act), and that the Adviser has provided a Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by such Fund. The Adviser agrees to cooperate with periodic reviews by the Funds’ compliance personnel of the Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Funds from time to time such additional information and certifications in respect of the Adviser’s policies and procedures, compliance by the Adviser with federal securities laws and related matters as the Funds’ compliance personnel may reasonably request. The Adviser agrees to promptly notify each Fund of any compliance violations which affect such Fund’s assets.

(e)        The Adviser will immediately notify the Funds of the occurrence of any event which would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify the Funds if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Fund.

13.        Certifications. The Adviser hereby warrants and represents that it will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to the Adviser’s duties and responsibilities under this Agreement.

14.        Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the applicable Fund. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time, in its entirety or with respect to any Fund, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Funds (or a Fund, if with regard to that specific Fund only), (in a manner consistent with the 1940 Act and the rules and regulations thereunder), individually, or by the Adviser.

15.        Amendment of this Agreement. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

16.      Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Emerald Mutual Fund Advisers Trust

3175 Oregon Pike

Leola, PA 17540

Attention: Daniel Moyer

dmoyer@teamemerald.com

717-556-8900

To the Trust or the Funds at:

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Richard Noyes

Richard.Noyes@alpsinc.com

720-947-5968

17.      Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Delaware law, without regard to the conflicts of law provisions of such state, in a manner not in conflict with the provisions of the 1940 Act.

18.      Miscellaneous. Neither the holders of shares of the Funds nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

EMERALD MUTUAL FUND	FINANCIAL INVESTORS TRUST, with
ADVISERS TRUST	respect to the Funds listed in Appendix A

By :	By:
Name : Daniel W Moyer IV	Name: Bradley J. Swenson
Title : Exec. V.P	Title: President

	Appendix A

Fund	Breakpoints	Fee Rate

Emerald Select trueMLP	Up to and including $1 billion	0.68%
Strategy Fund
	In excess of $1 billion	0.64%